EXHIBIT 1.1

[Sandler O’Neill & Partners, L.P. letterhead]

June 14, 2004

Board of Directors

Slavie Federal Savings Bank

1614 Churchville Road

Bel Air, MD 21015

Attention:	Mr. Philip E. Logan
President and Chairman of the Board

Ladies and Gentlemen:

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as an independent financial advisor to Slavie Federal Savings Bank (the “Bank”) in connection with the Bank’s proposed reorganization into mutual holding company form (the “Reorganization”), including the offer and sale of certain shares of the common stock (the “Common Stock”) of a newly organized middle-tier stock holding company (the “Holding Company”) to the Bank’s eligible account holders in a Subscription Offering and to members of the Bank’s community in a Direct Community Offering (collectively, the “Offerings”). For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the shares of the Common Stock are sold in the Offerings. This letter is to confirm the terms and conditions of our engagement.

ADVISORY SERVICES

Sandler O’Neill will act as a consultant and advisor to the Bank and will work with the Bank’s management, counsel, accountants and other advisors in connection with the Reorganization and the Offerings. We anticipate that our services will include the following, each as may be necessary and as the Bank may reasonably request:

1.	Consulting as to the securities marketing implications of any aspect of the Plan of Reorganization or related corporate documents;

2.	Reviewing with the Board of Directors the financial impact on the Bank of the independent appraiser’s appraisal of the Common Stock;

Board of Directors

Slavie Federal Savings Bank

June 14, 2004

3.	Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Bank and its counsel);

4.	Assisting in the design and implementation of a marketing strategy for the Offerings;

5.	Assisting Bank management in scheduling and preparing for meetings with potential investors and broker-dealers as necessary; and

6.	Providing such other general advice and assistance as may be requested to promote the successful completion of the Offering.

FEES

If the Reorganization is consummated, the Bank agrees to pay Sandler O’Neill for its services a fee of one and one-quarter percent (1.25%) of the aggregate Actual Purchase Price of the shares of Common Stock sold in the Subscription Offering and Direct Community Offering, excluding in each case shares purchased by (i) any employee benefit plan of the Bank established for the benefit of the Bank’s directors, officers and employees, and (ii) any director, officer or employee of the Bank or members of their immediate families.

If (i) Sandler O’Neill’s engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned “Definitive Agreement,” or (ii) the Reorganization is terminated by the Bank, no fees shall be payable by the Bank to Sandler O’Neill hereunder; however, the Bank shall reimburse Sandler O’Neill for its reasonable out-of-pocket expenses (including legal fees) incurred in connection with its engagement hereunder, subject to the provisions of the section captioned “Costs and Expenses” below.

All fees payable to Sandler O’Neill hereunder shall be payable in cash at the time of the closing of the Reorganization. In recognition of the long lead times involved in the reorganization process, the Bank agrees to make an advance payment to Sandler O’Neill in the amount of $25,000, which shall be payable upon execution of this letter and which shall be credited against any fees or reimbursement of expenses payable hereunder.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder and the expenses to be borne by the Bank pursuant to the following paragraph, the Bank agrees to reimburse Sandler

Board of Directors

Slavie Federal Savings Bank

June 14, 2004

O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder and documented to the reasonable satisfaction of the Bank, regardless of whether the Reorganization is consummated, including, without limitation, legal fees and expenses, promotional, syndication and travel expenses, up to a maximum of $45,000. The provisions of this paragraph are not intended to apply to or in any way impair or limit the indemnification provisions contained herein.

As is customary, the Bank will bear all other expenses incurred in connection with the Reorganization and the Offerings, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Bank’s counsel, accountants, conversion agent and other advisors. In the event Sandler O’Neill incurs any such fees and expenses on behalf of the Bank, the Bank will reimburse Sandler O’Neill for such fees and expenses whether or not the Reorganization is consummated.

DUE DILIGENCE REVIEW

Sandler O’Neill’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Bank, and its directors, officers, agents and employees, as Sandler O’Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Bank agrees that, at its expense, it will make available to Sandler O’Neill all information that Sandler O’Neill requests, and will allow Sandler O’Neill the opportunity to discuss with the Bank’s board of directors and management the financial condition, business and operations of the Bank. The Bank acknowledges that Sandler O’Neill will rely upon the accuracy and completeness of all information received from the Bank and its directors, officers, employees, agents, independent accountants and counsel.

BLUE SKY MATTERS

Sandler O’Neill and the Bank agree that the Bank’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offerings, and that the Bank will cause such counsel to prepare a Blue Sky Memorandum related to the Offerings including Sandler O’Neill’s participation therein and shall furnish Sandler O’Neill a copy thereof addressed to Sandler O’Neill or upon which such counsel shall state Sandler O’Neill may rely.

Board of Directors

Slavie Federal Savings Bank

June 14, 2004

CONFIDENTIALITY

Other than as required by law or regulation or legal process, Sandler O’Neill agrees that it will treat as confidential all material, non-public information relating to the Bank obtained in connection with its engagement hereunder (the “Confidential Information”), whether or not the Reorganization is consummated. As used in this paragraph, the term “Confidential Information” shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill, (ii) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Bank, or (iii) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Bank who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

INDEMNIFICATION

Since Sandler O’Neill will be acting on behalf of the Bank in connection with the Reorganization and the Offerings, the holding companies and the Bank agree to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Reorganization or the Offerings or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Bank and the holding companies will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final proxy statement or prospectus, or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Bank by Sandler O’Neill expressly for use therein, or (ii) is primarily attributable to the gross negligence or bad faith of Sandler O’Neill. If the foregoing indemnification is unavailable for any reason, the Bank and the holding companies agree to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Reorganization and the Offerings bears to that of Sandler O’Neill.

Board of Directors

Slavie Federal Savings Bank

June 14, 2004

DEFINITIVE AGREEMENT

Sandler O’Neill and the Bank agree that (a) except as set forth in clause (b), the foregoing represents the general intention of the Bank and Sandler O’Neill with respect to the services to be provided by Sandler O’Neill in connection with the Offerings, which will serve as a basis for Sandler O’Neill commencing activities, and (b) the only legal and binding obligations of the Bank, the holding companies and Sandler O’Neill with respect to the subject matter hereof shall be (1) the Bank’s obligation to reimburse costs and expenses pursuant to the section captioned “Costs and Expenses,” (2) those set forth under the captions “Confidentiality” and “Indemnification,” and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of Sandler O’Neill in connection with the Offerings. Such Agency Agreement shall be in form and content satisfactory to Sandler O’Neill, the Bank and the holding companies and their respective counsel and shall contain standard indemnification provisions consistent herewith.

Sandler O’Neill’s execution of such Agency Agreement shall also be subject to (i) Sandler O’Neill’s satisfaction with its investigation of the Bank’s business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O’Neill and its counsel, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O’Neill’s counsel, (iv) agreement that the price established by the independent appraiser is reasonable and (v) market conditions at the time of the proposed Offerings. Sandler O’Neill may terminate this agreement if such Agency Agreement is not entered into prior to March 31, 2005.

The provisions relating to the payment of fees, costs and expenses and indemnification will survive any termination of Sandler O’Neill’s engagement hereunder.

Board of Directors

Slavie Federal Savings Bank

June 14, 2004

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,

Sandler O’Neill & Partners, L.P.

By:	Sandler O’Neill & Partners Corp.,
the sole general partner

By:	/s/ Thomas P. Duke
Thomas P. Duke
Vice President

Accepted and agreed to as of

the date first above written:

Slavie Federal Savings Bank

By:	/s/ Philip E. Logan
Philip E. Logan
President and Chairman of the Board